Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Paratek Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$215,807,568.00	(ii)(iii)	.00011020	$23,781.99
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$215,807,568.00
Total Fees Due for Filing				$23,781.99
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$23,781.99

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated June 6, 2023, by and among Paratek Pharmaceuticals, Inc. (the “Company”), Resistance Acquisition, Inc. and Resistance Merger Sub, Inc.

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.001 per share of the Company (“Company Common Stock”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on June 29, 2023, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 72,017,748, which consists of:

a.	57,282,239 issued and outstanding shares of Company Common Stock;

b.	10,377,361 shares of Company Common Stock reserved and available for future issuance in connection with any conversions of the Company’s 4.75% Convertible Senior Subordinated Notes due 2024;

c.	34,000 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price of less than $2.15 (an “In-the-Money Option”);

d.

70,600 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price that is equal to or greater than $2.15 and less than $3.00 (a “CVR In-the-Money Option”);

e.	2,187,565 shares of Company Common Stock underlying restricted stock units; and

f.	2,065,892 shares of Company Common Stock underlying performance stock units.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, as of the close of business on June 29, 2023, the underlying value of the transaction was calculated as the sum of:

a.

the product of 57,282,239 shares of Company Common Stock entitled to receive the per share consideration of up to $3.00, which consists of $2.15 in upfront per share cash consideration and one contingent value right that the Company estimates could result in additional cash payments of up to $0.85 per share (the “Per Share Merger Consideration”) multiplied by the Per Share Merger Consideration of $3.00;

b.

the product of 10,377,361 shares of Company Common Stock reserved and available for future issuance in connection with any conversions of the Company’s 4.75% Convertible Senior Subordinated Notes due 2024 multiplied by the Per Share Merger Consideration of $3.00;

c.

the product of 34,000 shares of Company Common Stock underlying outstanding and unexercised In-the-Money Options, multiplied by $1.09 (which is the excess of $3.00 over $1.91, the weighted average exercise price of such In-the-Money Options);

d.

the product of 70,600 shares of Company Common Stock underlying outstanding and unexercised CVR In-the-Money Options, multiplied by $0.44 (which is the excess of $3.00 over $2.56, the weighted average exercise price of such CVR In-the-Money Options);

e.	the product of 2,187,565 shares of Company Common Stock underlying restricted stock units multiplied by the Per Share Merger Consideration of $3.00; and

f.	the product of 2,065,892 shares of Company Common Stock underlying performance stock units multiplied by the Per Share Merger Consideration of $3.00.

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.